Filed Pursuant to Rule 433
Registration Statement Nos.
333-188327 and 333-188327-01
November 5, 2013

FINAL TERM SHEET

U.S.$750,000,000 Floating Rate Notes due 2018

Issuer:	Statoil ASA (“Statoil”).

Guarantor:	Statoil Petroleum AS (“Statoil Petroleum”).

Title:	Floating Notes due 2018 (the “Floating Rate Notes”).

Total initial principal amount:	$750,000,000

Settlement Date:	November 8, 2013 (T + 3)

Maturity Date:	November 8, 2018

Day Count:	Actual/360

Day Count Convention:	Modified following.

Interest Rate Basis:	3 Month USD LIBOR

Spread to LIBOR:	46 basis points (0.460%)

Designated LIBOR page:	Reuters Screen LIBOR01

Index Maturity:	3 Months

Interest Reset Period:	Quarterly

Date interest starts accruing:	November 8, 2013

Interest Payment Dates:	February 8, May 8, August 8 and November 8 of each year, subject to the Day Count Convention, commencing February 8, 2014

Interest Reset Dates:	February 8, May 8, August 8 and November 8, commencing on February 8, 2014, subject to the Day Count Convention.

Interest Rate Calculation:	3 Month USD LIBOR determined on the applicable Interest Determination Date plus the Spread to LIBOR

Initial Interest Rate:	3 Month USD LIBOR plus 46 basis points, determined on the second London business day prior to November 8, 2013

Interest Determination Dates:	Quarterly, two London Business days prior to each Interest Reset Date

Public offering price:	Per Floating Rate Note: 100%; Total: $750,000,000

Proceeds, after underwriting discount, but before expenses, to Statoil:	Per Floating Rate Note: 99.850%; Total: $748,875,000

Calculation Agent:	Deutsche Bank Trust Company Americas

Denominations:	$1,000 and integral multiples of $1,000

Joint-Book Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

CUSIP Number:	85771P AS1

ISIN:	US85771PAS11

U.S.$ 750,000,000 1.950% Notes due 2018

Issuer:	Statoil ASA (“Statoil”).

Guarantor:	Statoil Petroleum AS (“Statoil Petroleum”).

Title:	1.950% Notes due 2018 (the “2018 Notes”).

Total initial principal amount:	$750,000,000

Settlement Date:	November 8, 2013 (T + 3)

Maturity Date:	November 8, 2018

Day Count:	30/360

Day Count Convention:	Following unadjusted.

Coupon:	1.950%

Date interest starts accruing:	November 8, 2013

Interest Payment Dates:	May 8 and November 8 of each year, subject to the Day Count Convention, commencing May 8, 2014.

Public Offering Price:	Per 2018 Note: 99.858%; Total: $748,935,000

Proceeds, after underwriting discount, but before expenses, to Statoil:	Per 2018 Note: 99.708%; Total: $747,810,000

Benchmark Treasury:	1.250% due Oct 2018

Benchmark Treasury Price and Yield:	99-12, 1.380%

Spread to Benchmark Treasury:	60 bps

Re-offer yield:	1.980%

Make-Whole Spread:	10 basis points

Denominations:	$1,000 and integral multiples of $1,000

Joint-Book Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

CUSIP Number:	85771P AR3

ISIN:	US85771PAR38

U.S.$ 750,000,000 2.900% Notes due 2020

Issuer:	Statoil ASA (“Statoil”).

Guarantor:	Statoil Petroleum AS (“Statoil Petroleum”).

Title:	2.900% Notes due 2020 (the “2020 Notes”).

Total initial principal amount:	$750,000,000

Settlement Date:	November 8, 2013 (T + 3)

Maturity Date:	November 8, 2020

Day Count:	30/360

Day Count Convention:	Following unadjusted.

Coupon:	2.900%

Date interest starts accruing:	November 8, 2013

Interest Payment Dates:	May 8 and November 8 of each year, subject to the Day Count Convention, commencing May 8, 2014.

Public Offering Price:	Per 2020 Note: 99.975%; Total: $749,812,500

Proceeds, after underwriting discount, but before expenses, to Statoil:	Per 2020 Note: 99.775%; Total: $748,312,500

Benchmark Treasury:	1.750% due Oct 2020

Benchmark Treasury Price and Yield:	98-01, 2.054%

Spread to Benchmark Treasury:	85 bps

Re-offer yield:	2.904%

Make-Whole Spread:	15 basis points

Denominations:	$1,000 and integral multiples of $1,000

Joint-Book Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

CUSIP Number:	85771P AP7

ISIN:	US85771PAP71

U.S.$ 1,000,000,000 3.700% Notes due 2024

Issuer:	Statoil ASA (“Statoil”).

Guarantor:	Statoil Petroleum AS (“Statoil Petroleum”).

Title:	3.700% Notes due 2024 (the “2024 Notes”).

Total initial principal amount:	$1,000,000,000

Settlement Date:	November 8, 2013 (T + 3)

Maturity Date:	March 1, 2024

Day Count:	30/360

Day Count Convention:	Following unadjusted.

Coupon:	3.700%

Date interest starts accruing:	November 8, 2013

Interest Payment Dates:	March 1 and September 1 of each year, subject to the Day Count Convention, commencing March 1, 2014. The initial interest period is a short coupon.

Public Offering Price:	Per 2024 Note: 99.927%; Total: $999,270,000

Proceeds, after underwriting discount, but before expenses, to Statoil:	Per 2024 Note: 99.677%; Total: $996,770,000

Benchmark Treasury:	2.500% due Aug 2023

Benchmark Treasury Price and Yield:	98-20+, 2.659%

Spread to Benchmark Treasury:	105 bps

Re-offer yield:	3.709%

Make-Whole Spread:	20 basis points

Denominations:	$1,000 and integral multiples of $1,000

Joint-Book Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

CUSIP Number:	85771P AN2

ISIN:	US85771PAN24

U.S.$ 750,000,000 4.800% Notes due 2043

Issuer:	Statoil ASA (“Statoil”).

Guarantor:	Statoil Petroleum AS (“Statoil Petroleum”).

Title:	4.800% Notes due 2043 (the “2043 Notes”).

Total initial principal amount:	$750,000,000

Settlement Date:	November 8, 2013 (T + 3)

Maturity Date:	November 8, 2043

Day Count:	30/360

Day Count Convention:	Following unadjusted.

Coupon:	4.800%

Date interest starts accruing:	November 8, 2013

Interest Payment Dates:	May 8 and November 8 of each year, subject to the Day Count Convention, commencing May 8, 2014.

Public Offering Price:	Per 2043 Note: 99.496%; Total: $746,220,000

Proceeds, after underwriting discount, but before expenses, to Statoil:	Per 2043 Note: 98.846%; Total: $741,345,000

Benchmark Treasury:	2.875% due May 2043

Benchmark Treasury Price and Yield:	80-30+, 3.782%

Spread to Benchmark Treasury:	105 bps

Re-offer yield:	4.832%

Make-Whole Spread:	20 basis points

Denominations:	$1,000 and integral multiples of $1,000

Joint-Book Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

CUSIP Number:	85771P AQ5

ISIN:	US85771PAQ54

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The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by (i) calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, (ii) calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, (iii) calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or (iv) calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.